Exhibit 10.8

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company"), and Hugh Gagnier (the "Employee") as of June 1, 2018 (the “Effective Date”).
RECITALS
A.The Company and Employee are parties to an employment agreement dated December 12, 2007, as amended (the “Prior Agreement”).
B.The Company and Employee wish to terminate the Prior Agreement as of the Effective Date (as defined below) and enter into this Agreement, which provides for the continued employment of the Employee upon the terms and conditions set forth in this Agreement.
C.The Employee desires to continue the Employee’s employment with the Company upon the terms and condition set forth in this Agreement.
NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
1.Continued Employment and Term. Beginning as of the Effective Date and continuing through the close of business, Pacific time, on December 31, 2018 (the “Transition Period”), the Employee shall continue the Employee’s employment as Senior Vice President, Global Supply Chain at his current annual base salary of $437,750 and incentive compensation pay rates and benefits, including medical, dental and vision benefits. Beginning as of the close of business on December 31, 2018 and continuing through the close of business, Pacific time, on June 30, 2021 (the “Executive Consultancy Period”), the Employee shall cease serving as Senior Vice President, Global Supply Chain at his current compensation and benefits and the Company shall employ the Employee as a Vice President of the Company at the compensation and benefits terms set forth in Section 4 below. The Employee understands and agrees that the Employee is an at-will employee, and the Employee and the Company can, and shall have the right to, terminate the employment relationship, including in either the Transition Period or Executive Consultancy Period, at any time for any or no reason, with or without notice, and with or without cause, subject to the provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.
2.Duties. During the Transition Period, the Employee shall continue to perform his current job duties as Senior Vice President, Global Supply Chain and shall solely report to, and follow the direction of, the Chief Executive Officer of the Company (the “CEO”) and assist the Company with smooth transition of those duties. During the Executive Consultancy Period, the Employee shall solely report to, and follow the direction of, the CEO. During the Executive Consultancy Period, the Employee will not be required to maintain regular work hours but shall make himself available to work on a part-time basis as reasonably requested by the CEO. The Employee shall diligently, competently, and faithfully perform all duties assigned to Employee and will use the Employee’s best efforts to promote the interests of the Company. It shall not be considered a violation of the foregoing for the Employee to serve on business, industry, civic, religious or charitable boards or committees. Furthermore, it shall not be considered a violation of the foregoing for the Employee to engage in other employment during the Executive Consultancy Period provided that such employment does not conflict with or violate the other provisions of this Agreement, including but not limited to the Non-Solicitation and Non-Competition provisions of Paragraph 8(B); provided further that should Employee become eligible for health insurance coverage under another group health plan that does not impose preexisting condition limitations, the Company shall be relieved of any obligation under this Agreement to provide or subsidize health insurance coverage and any payment or portion of any payment to be provided by the Company under this Agreement attributable to providing or subsidizing health insurance shall cease. For the avoidance of doubt, Employee shall consult with the Company prior to accepting any outside employment during the Executive Consultancy Period to ensure that such employment will not create an actual or perceived conflict with any of Employee’s obligations under this Agreement.
3.Loyalty. The Employee expressly agrees that during the term of the Employee’s employment, the Employee shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, supplier, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Company. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, nothing herein contained shall be deemed to prevent the Employee from (1) managing the Employee’s personal investments and financial affairs or (2) investing the Employee’s money in the capital stock or other securities of any corporation whose stock or securities are publicly traded on any securities exchange, so long as the Employee does not beneficially own more than one percent (1%) of the outstanding capital stock of any such corporation.
4.Executive Consultancy Period Compensation & Benefits.
A.    Base Salary. Commencing January 1, 2019, the Employee’s Base Salary shall be reduced to an annual rate of $15,000, payable in substantially equal installments in accordance with the Company's payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Employee. The Base Salary during the Executive Consultancy Period may be reviewed by the CEO and may be increased (but not decreased) as shall be determined by the CEO. If and when increased, the annual rate of salary shall thereafter be treated for all purposes of this Agreement as the Employee’s Base Salary.
B.    Incentive Pay. The Employee shall be eligible to earn a cash performance incentive under the Zebra Technologies Corporation 2018 Incentive Plan (the “2018 ZIP”). The performance goals and targets under the 2018 ZIP shall be the same goals and targets as those set for executive officers of the Company, other than any personal performance goals and targets of an executive officer. The Employee’s 2018 ZIP incentive shall be targeted at eighty percent (80%) of the Base Salary (the “Target Incentive”), with the actual incentive (“Incentive”) earned to be calculated on that portion of the Base Salary actually earned during 2018 and in accordance with the 2018 ZIP as established by the Board. The Incentive, if any, for 2018 may be below, at or above the Target Incentive and shall be paid in March 2019. Except as otherwise set forth in Paragraph 7B, the Employee must be employed by the Company and in good standing as of the date that the 2018 Incentive is paid. The Employee shall not participate in any cash incentive plan of the Company for any plan year after 2018.
C.    Equity. The Employee shall not be eligible to be granted any equity award under any equity incentive plan of the Company during 2018 or throughout the remainder of the Employee’s employment with the Company. This Agreement shall not affect the terms and conditions of any equity awards granted by the Company to Employee prior to the Effective Date, which awards shall continue in accordance with their terms.
D.    Employee Benefits. During the Executive Consultancy Period, the Company shall include the Employee in any benefit plans or programs maintained by the Company for the benefit of its employees and as to which the Employee is eligible to participate; provided, it is understood that during the Executive Consultancy Period, the Employee shall not be eligible to participate in the Company’s paid time off program, which shall cease accruing as of the close of business on December 31, 2018; provided, further, that beginning on January 1, 2019, the Employee shall not be eligible to participate in (1) any Company excess benefit or supplemental executive retirement plans provided or that may be provided to executive officers of the Company, (2) any Company disability insurance plans or programs, or (3) any Company medical, dental or vision insurance, except as set forth in this Agreement or as may be provided through continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Subject to Paragraph 7, in the period commencing January 1, 2019 through the end of the Employee’s employment, the Employee shall be entitled to medical, dental and vision coverage of the Employee and the Employee’s dependents in medical, dental and vision insurance plans sponsored by the Company for U.S. employees (or equivalent or substantially equivalent plans to those sponsored by the Company for U.S. employees) and the Company shall pay for such coverage except to the extent that the Employee shall be required to pay or contribute at the same rate that the Company’s U.S. employees pay for equivalent or substantially equivalent medical, dental and vision insurance coverage under the Company’s group health plan for active U.S. employees through the earlier of (a) June 30, 2021 and (b) the date the Employee becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations. Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the rights of the Company, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite.
5.    Expenses. While employed by the Company, the Employee shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Employee, in accordance with the practices and policies of the Company, including travel expenses incurred in connection with the performance of the Employee’s duties.  To receive reimbursement, the Employee shall submit to the Company such vouchers or expense statements that reasonably evidence expenses incurred in accordance with the Company’s travel and expense reimbursement policy.
6.    Termination. The Employee's employment shall terminate on the earlier of: (1) the close of business, Pacific time, on June 30, 2021, or (2) the first to occur of the following events:
A.Death or Disability. Upon the Employee's date of death or the date the Employee is given written notice that the Employee has been determined by the Company to be disabled. For purposes of this Agreement, the Employee shall be deemed to be disabled if the Employee, as a result of illness or incapacity, shall be unable to perform substantially the Employee’s required duties for a period of one hundred eighty (180) consecutive days with or without accommodation; provided, however, that if the Employee, after being unable to perform substantially the Employee’s required duties for a period of less than one hundred eighty (180) consecutive days as a result of illness or incapacity, returns to active duty for less than thirty (30) days, the period of such active duty will be disregarded in determining whether the 180 consecutive day threshold has been accumulated (although it will not be accumulated as part of the 180-day period). A termination of the Employee's employment by the Company for disability shall be communicated to the Employee by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Employee, unless the Employee returns to full-time performance of the Employee’s duties before such tenth (10th) business day.
B.Termination for Cause. On or as of the date the Company provides the Employee with written notice that the Employee is being terminated for Cause. For purposes of this Agreement, and as determined by the CEO in the CEO’s sole discretion, the Employee shall be deemed terminated for “Cause” if the CEO terminates the Employee after the Employee:
(1)    shall have committed, been indicted of, or been convicted of, or admitted, plea bargained, entered a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor, or violated any laws, involving fraud, dishonesty or an act of moral turpitude;
(2)    shall have materially breached this Agreement or any other agreement to which the Employee and the Company are parties;
(3)    shall have materially violated any written Company policy, regardless of whether within or outside the scope of the Employee’s authority;
(4)    shall have committed willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior, or other conduct involving serious moral turpitude in the performance of the Employee’s duties hereunder;
(5)    shall have failed or refused to materially comply (to the best of the Employee’s ability) with a specific direction of the Company, unless the Employee reasonably and in good faith believes such specific direction to be unlawful (in which case the Company’s termination of the Employee’s employment shall not be for Cause under this provision); or
(6)    engages in any conduct which breaches the Employee’s fiduciary duty to the Company, which materially injures the integrity, character or reputation of the Company or which impugns Employee's own integrity, character or reputation so as to cause Employee to be unfit to act in the capacity of an officer of the Company.
A termination of employment by the Company for Cause under subparagraphs 6B(2), (3), (4), (5) or (6) shall be effectuated by the CEO or the CEO’s designee giving the Employee written notice of the termination within thirty (30) days of the event constituting Cause or the CEO having actual knowledge of the event constituting Cause, or such longer period as the parties may agree, setting forth in reasonable detail the specific conduct of the Employee that constitutes Cause, the specific provisions of this Agreement on which the Company relies and, to the extent such Cause is susceptible to cure, providing the Employee with a thirty (30) day cure period. If such Cause is susceptible to cure and the Employee fails to remedy the condition within such thirty (30) day cure period, the Company may terminate the Employee’s employment within thirty (30) days after the expiration of the cure period, and if the Company fails to so terminate the Employee’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Cause under this subparagraph 6B.
C.Termination by the Company. On the date the Company terminates the Employee's employment for any reason, other than a reason otherwise set forth in this Paragraph 6.
D.Good Reason Termination. On the date the Employee terminates the Employee’s employment for Good Reason. The term “Good Reason” means the occurrence of a material breach by the Company of any material provision of this Agreement, the Indemnification Agreement dated as of February 15, 2017 between the Company and Employee (the “Indemnification Agreement”) or any equity award agreement between the Employee and the Company.
A termination of employment by the Employee for Good Reason under this subparagraph 6D shall be effectuated by giving the Company written notice of the termination within thirty (30) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement or the Indemnification Agreement on which Employee relies and providing the Company with a thirty (30) day period during which it may remedy the condition constituting Good Reason. If the Company fails to remedy the condition within such thirty (30) day period, the Employee must terminate the Employee’s employment within thirty (30) days after the expiration of the cure period, and if the Employee fails to so terminate the Employee’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Good Reason under this subparagraph 6D.
E.Resignation. On the date the Employee terminates the Employee’s employment for any reason (other than Good Reason), provided that the Employee shall give the CEO thirty (30) days written notice prior to such date of the Employee’s intention to terminate such employment. The CEO may, in the CEO’s sole discretion, waive such thirty (30) day notice requirement.
7.    Compensation Upon Termination.
A.Final Payments and Benefits.
(1)    Payments. If the Employee's employment is terminated on or prior to June 30, 2021 pursuant to Paragraph 6, the Employee shall be entitled to the Employee’s salary through the Employee’s final date of active employment plus any accrued but unused paid time off.

(2)    Benefits Upon Termination During Transition Period. If the Employee’s employment is terminated during the Transition Period pursuant to Paragraph 6, the Employee (and the Employee’s dependents) shall be entitled to any benefits mandated under COBRA, and the Employee shall pay for any medical, dental or vision coverage through the earlier of (a) the last day of the period mandated by COBRA and (b) the date the Employee becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations; provided, that if the Employee’s employment is terminated during the Transition Period pursuant to Paragraph 6A, 6C or 6D, the Employee (and the Employee’s dependents) shall be entitled to medical, dental and vision coverage of the Employee and the Employee’s dependents in medical, dental and vision insurance plans sponsored by the Company for U.S. employees (or equivalent or substantially equivalent plans to those sponsored by the Company for U.S. employees) and the Company shall pay for such coverage except to the extent that the Employee (dependents) shall be required to pay or contribute at the same rate that the Company’s U.S. employees pay or contribute for equivalent or substantially equivalent medical, dental and vision insurance coverage under the Company’s group health plan for active U.S. employees through the earlier of (a) June 30, 2021 and (b) the date the Employee (or dependent) becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations; provided, further, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Employee and the Employee’s dependents beyond that mandated by law.

(3)    Benefits Upon Termination During the Executive Consultancy Period. If the Employee’s employment is terminated during the Executive Consultancy Period pursuant to Paragraph 6, the Employee (and the Employee’s dependents) shall be entitled, to medical, dental and vision coverage of the Employee and the Employee’s dependents in medical, dental and vision insurance plans sponsored by the Company for U.S. employees (or equivalent or substantially equivalent plans to those sponsored by the Company for U.S. employees) and the Employee shall pay for such coverage through the earlier of (a) June 30, 2021 and (b) the date the Employee becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations; provided, that if the Employee’s employment is terminated during the Executive Consultancy Period pursuant to Paragraph 6A, 6C or 6D, the Company shall pay for such coverage except to the extent that the Employee shall be required to pay or contribute at the same rate that the Company’s U.S. employees pay or contribute for equivalent or substantially equivalent medical, dental and vision insurance coverage under the Company’s group health plan for active U.S. employees through the earlier of (a) June 30, 2021 and (b) the date the Employee (or dependent) becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations.

(4)    Other Benefits. If the Employee’s employment is terminated pursuant to Paragraph 6 prior to June 30, 2021, the Employee shall be entitled to any benefits pursuant to the terms of any death, disability, life insurance, or retirement plan, program, or agreement provided by the Company and to which the Employee is a party or in which the Employee is a participant.
B.Severance Benefits.
(1)    Cash Payments Upon Termination During Transition Period. In addition to the salary and benefits described in Paragraph 7A, and in lieu of any severance benefits whether under any Company severance plan or otherwise, if the Employee's employment is terminated during the Transition Period pursuant to Paragraph 6C or 6D, the Employee shall be entitled to the following: (i) the continuation of the Employee’s Base Salary of $437,750 for a period ending on the one-year anniversary of the effective date of the Employee’s termination of employment (the “Severance Period”), payable commencing on the first regularly scheduled payroll date after the date the Employee’s employment is terminated and continuing thereafter on each subsequent payroll date throughout the Severance Period in accordance with the Company’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) a pro rata portion of the Incentive under the 2018 ZIP based on the number of days employed in 2018, if such Incentive would have been earned had the Employee been employed and in good standing as of the date the Incentive otherwise is paid to U.S. employees of the Company, and payable at the time the Incentive is paid to U.S. employees of the Company; (iii) a payment equal to $350,200, to be paid not later than March 15, 2019; and (iv) equity compensation, if any, subject to the terms of the Employee’s respective award agreements; provided, that if the Employee’s employment is terminated during the Transition Period pursuant to Paragraph 6C or 6D and a "Change in Control" is completed on or prior to April 30, 2019, the Employee shall be entitled to a cash payment, in lieu of any payments otherwise set forth in Paragraph 7B(1)(i), and payable within sixty (60) days following the later of the Change in Control or the termination, subject, however, to the limitations imposed under subparagraph 7B(3) and (4), equal to $1,575,400.

(2)    Cash Payments Upon Termination During the Executive Consultancy Period. In addition to the salary and benefits described in Paragraph 7A, and in lieu of any severance benefits whether under any Company severance plan or otherwise, if the Employee's employment is terminated during the Executive Consultancy Period pursuant to Paragraph 6C or 6D, the Employee shall be entitled to the following: (i) the continuation until June 30, 2021 of the Employee’s Base Salary at the annual salary rate then in effect, payable commencing on the first regularly scheduled payroll date after the date the Employee’s employment is terminated and continuing thereafter on each subsequent payroll date through June 30, 2021 in accordance with the Company’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) any unpaid portion of the Incentive under the 2018 ZIP, if such Incentive would have been earned had the Employee been employed and in good standing as of the date the Incentive otherwise is paid to U.S. employees of the Company, and payable at the time the Incentive is paid to U.S. employees of the Company; and (iii) equity compensation, if any, subject to the terms of the Employee’s respective award agreements.

(3)    Notwithstanding the foregoing, if the Employee is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B to the extent applicable shall be delayed for a period of six (6) months following the Employee’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The payments to be made under this Paragraph 7B shall be further conditioned upon the Employee’s execution of an agreement acceptable to the Company that (i) waives any rights the Employee may otherwise have against the Company, and (ii) releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. Such agreement shall be provided to the Employee prior to or promptly following the Employee’s termination of employment, and must be executed by the Employee and returned to the Company within the time prescribed in such agreement (but in no event later than the sixtieth (60th) day following termination of employment). No payments shall be made pursuant to Paragraph 7B unless and until the Company shall have received such agreement and any period during which the Employee may revoke such agreement shall have expired without revocation. In the event such period spans two (2) calendar years, payment will not commence until the second calendar year and after the severance agreement and general release of claims has become effective. Any payments which the Employee would have otherwise received prior to the end of such revocation period shall be paid, in a single lump sum without interest, as soon as practical after the revocation period expires, but in no event later than March 15 of the year following the year in which the termination of employment occurs. For purposes of this Paragraph 7B, "Change in Control" shall be as defined under the 2015 Long-Term Incentive Plan, as in effect on the date hereof, which definition is incorporated herein by reference; provided, however, the definition of Change in Control as set forth herein is not intended to be broader than the definition of a “change in control event” as defined by reference to the regulations under Section 409A of the Code, and the payments described in Paragraph 7B(2) shall not be payable unless the applicable Change in Control constitutes a change in control event in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(4)    Each installment of Base Salary and Incentive paid under Section 7B is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are intended to be exempt from Section 409A of the Code: (1) payments that are made on or before the 15th day of the third month of the calendar year following the calendar year in which the Employee terminates employment, and (2) subsequent payments made on or before the last day of the second calendar year following the year of the Employee’s termination that do not exceed the lesser of two times the Employee’s annual rate of pay in the year prior to the Employee’s termination or two times the limit under Section 401(a)(17) of the Internal Revenue Code then in effect. In the event that any provision of this Agreement is deemed to be subject to Section 409A of the Code, the Company shall administer this Agreement in accordance with the requirements set forth in Section 409A of the Code and any rules and regulations issued thereunder. If any provision of this Agreement does not comply with the requirements of Section 409A of the Code, the Company, in exercise of its sole discretion and without consent of the Employee, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A of the Code; provided, that any such amendment or modification shall not reduce or diminish the amount or value of any payment to be made to Employee under this Agreement.
8.    Restrictive Covenants.
A.Confidentiality.
(1)    Confidential Information. The Employee understands that the Company possesses Confidential Information which is important to its business, the Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of this Agreement, Confidential Information is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.
(2)    Company Materials. Employee understands that the Company possesses or will possess Company Materials which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by the Employee or by others.
(3)    Treatment of Confidential Information and Company Property. In consideration of the Employee’s employment by the Company, the compensation received by the Employee from the Company, and the Company’s agreement to give Employee access to certain Confidential Information, the Employee agrees as follows:
(a)    All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during the Employee’s employment by the Company and after its termination for any reason, Employee will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of the CEO, except as may be necessary and appropriate in the ordinary course of performing the Employee’s duties to the Company.
(a)    All Company Materials will be the sole property of the Company. The Employee agrees that during the Employee’s employment by the Company, the Employee will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except in connection with performing the duties of the Employee’s employment. The Employee further agrees that, immediately upon the termination of the Employee’s employment by the Employee or by the Company for any reason, or during the Employee’s employment if so requested by the Company, the Employee will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only the Employee’s copy of this Agreement.
(1)    No Limitation on Reporting of Violations or Protected Disclosures. Notwithstanding any of the foregoing or any other provisions in this Agreement, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of Zebra or its CEO, Legal Department or anyone else to make any such reports or disclosures and I am not required to notify Zebra that I have made such reports or disclosures.
B.    Non-Solicitation and Non-Competition. In consideration for the compensation and benefits granted by the Company to Employee under this Agreement, and in further consideration of Employee’s continued employment by the Company, the Employee hereby agrees that during the Employee’s employment by the Company, the Employee will not directly or indirectly:
(1)    Contact, solicit, interfere with or divert any of the Company’s or its subsidiaries’ customers or channel partners by disclosing, divulging, using or relying on Confidential Information, proprietary information or trade secrets acquired during the Employee’s employment with the Company;

(2)    Accept employment or engage in a competing business, or engage in any activity that may result in the disclosure, divulging or otherwise use of Confidential Information acquired during the Employee’s employment with the Company; and

(3)    Solicit any person who is employed by the Company or any subsidiary of the Company for the purpose of encouraging that employee to cease employment with the Company or join Employee as a partner, agent, employee or otherwise in any business activity which is competitive with the Company or any subsidiary of the Company.
C.    Nondisparagement. While employed by the Company and for a one year period thereafter, the Employee shall refrain from (1) making any false statement about the Company, and (2) all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of its subsidiaries or affiliates, or any of their officers, directors, employees and stockholders, or that could have a deleterious effect upon the Company’s or any of its subsidiaries’ or affiliates’ business; provided, however, that nothing contained in this Paragraph 8C or any other paragraph of this Agreement shall preclude the Employee from making any statement in good faith that is required or protected by law or order of any court or regulatory commission.
D.    Forfeitures. In the event that the Employee breaches any of the restrictions in this Paragraph 8, the Employee shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7 (except those contained in Paragraph 7A or as otherwise prohibited by law), and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement. The Company and the Employee acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the forfeiture, recapture or repayment shall not be the exclusive remedy hereunder.
E.    Intellectual Property. The Company has adopted a policy on Inventions intended to encourage research and inventions by its employees, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, and the generation of royalties, if any, and to provide a uniform procedure in patent matters when the Company has a right or equity. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Employee, either alone or jointly with others, during the term of the Employee’s employment, including during any period prior to the date of this Agreement.
(1)    Ownership and Assignment. Except as defined in this Agreement, all Inventions which the Employee makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Employee’s employment will be the sole property of the Company to the maximum extent permitted by law. The Employee agrees to assign such Inventions and all Rights in them to the Company. Exemptions from this Agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, the Employee may petition the Company for license to make, market or sell a particular Invention. The Company may release patent rights to the inventor in those circumstances when:
(a)    the Company provides the Employee with notification in writing that it elects not to file a patent application and the inventor is prepared to do so at the Employee’s expense, or
(b)    at the Company’s discretion, the equity of the situation indicates that such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving Company support or facilities, and provided further that a shop right is granted to the Company and, at the Company’s discretion, the Company shall have a royalty-free, assignable license to the Invention and any intellectual property rights related to it.
The provisions of Paragraph 8E(1) do not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, unless (a) the Invention relates (1) to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Employee for the Company.
(2)    Disclosure to the Company. The Employee promptly will disclose in writing to the CEO, with a copy to the General Counsel of the Company, all Inventions. The Employee also will disclose to the General Counsel of the Company all things that would be Inventions if made during the term of the Employee’s employment, conceived, reduced to practice, or developed by the Employee within six months after the termination of the Employee’s employment with the Company, unless the Employee can demonstrate that the Invention has been conceived and first reduced to practice by the Employee following the termination of the Employee’s employment with the Company. Such disclosures will be received by the Company in confidence (to the extent they are not assigned in this Paragraph and do not extend the assignment made in this Paragraph.) The Employee will not disclose Inventions to any person outside the Company unless requested to do so by the CEO or the General Counsel of the Company.
(3)    Assistance with Rights. The Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Employee agrees to execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Company or by such other parties designated by the Company as may be appropriate under the circumstances. The Employee irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Employee’s agents and attorneys-in-fact to act for and on the Employee’s behalf and instead of the Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee.
(4)    Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Employee will confirm any such waivers and consents from time to time as requested by the Company.
F.    No Conflicts. The execution and delivery of this Agreement by the Employee does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Employee is a party or by which the Employee may be bound. In addition, the Employee has informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Employee is subject or may be bound.
G.    Disclosure. The Employee acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Employee becomes employed by another employer, the Employee shall be required to disclose the existence of this Paragraph 8 to such employer and the Employee hereby consents to and the Company is hereby given permission to disclose the existence of this Paragraph 8 to such Company.
H.    Market Information. The Employee acknowledges that the Employee may become aware of "material" nonpublic information relating to the Company’s vendors, suppliers, alliance and/or joint venture partners, customers, channel partners or competitors (each, a “Business Partner”) whose stocks are publicly traded. The Employee acknowledges that the Employee is prohibited by law as well as by Company policy from trading in the shares of such Business Partners while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph H, "material" information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
I.    Unauthorized Material. The Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Employee agrees that the Employee will not knowingly disclose to the Company, use in the Company's business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information. The Employee will not incorporate into the Employee’s work any material which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such information.
J.    Injunctive Relief. It is agreed that any breach or anticipated or threatened breach of any of the Employee's covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Employee from disclosing, in whole or part, any Confidential Information. The Employee further agrees to pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in successfully enforcing such covenants.
9.    Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by electronic mail, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to electronic mail, the date on which the electronic mail is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to the Employee’s residence in the case of the Employee, or, if to the Company, to:
General Counsel
Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, IL 60069
Either party may from time to time designate a new address by notice given in accordance with this Paragraph 9.
10.    Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or by the Employee, as the case may be.
11.    Assignment. The Employee acknowledges that the services to be rendered by the Employee are unique and personal. Accordingly, the Employee may not assign any of the Employee’s duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employee, the Employee’s estate and beneficiaries. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
12.    Entire Agreement. Except as set forth in this Section, this Agreement, together with any agreements referred to herein, sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes the Prior Agreement and any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof; provided, however, that (1) the Indemnification Agreement, (2) the stock appreciation rights awards granted on May 5, 2011, April 30, 2012, May 3, 2013, and May 8, 2014, and the related agreements, and (3) the stock appreciation rights awards, time-vested restricted stock awards and performance-vested restricted stock awards granted to Employee on each of May 15, 2015, May 12, 2016, May 11, 2017, and the related agreements, shall not be affected by this Agreement. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Employee.
13.    Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
14.    Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
15.    Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
16.    Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
17.    Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its conflict of law provisions. of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. In addition, the Employee waives any right Further, the Employee waives any right the Employee may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.
18.    Indemnification. The Company shall obtain and maintain for the Employee directors’ and officers’ liability insurance coverage and shall indemnify the Employee to the extent permitted under the Company’s By-Laws and/or Certificate of Incorporation and/or the Indemnification Agreement.
19.    No Mitigation.     The Employee shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligation under this Agreement. Payments and benefits due under Paragraph 7 of this Agreement shall not be reduced by any compensation earned by the Employee as an employee or consultant from any employment or consulting arrangement after the Employee’s termination of employment.

IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.
ZEBRA TECHNOLOGIES CORPORATION:    EMPLOYEE:

By: /s/ Anders Gustafsson        By: /s/ Hugh Gagnier
Anders Gustafsson, CEO             Hugh Gagnier

Date signed: May 17, 2018        Date signed: May 17, 2018

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